Exhibit 99.1

Finjan Announces Appointment of Gary Moore to its Board of Directors
Gary Moore, previous President and COO of Cisco, to replace Michael Eisenberg
E. Palo Alto, November 5, 2015 -- Finjan Holdings, Inc. (NASDAQ: FNJN), a cybersecurity company, today announced the appointment of Gary Moore to its Board of Directors. Mr. Moore joins Finjan following his departure from Cisco Systems, Inc. in his executive leadership roles as President and COO.
“We are thrilled to welcome Gary onto the Finjan Board and feel privileged to be the first public company board he is committing to after his successful Cisco career as President and COO,” said Daniel Chinn, Finjan’s Chairman. “Time and time again Gary has demonstrated his expertise in influencing companies towards growth and increased shareholder value. His experience on multiple boards across computing and communications, security and data analytics should prove to be invaluable. I am confident he will be a key contributor to Finjan’s future success.”
“I am excited to join the board of Finjan and welcome the challenges ahead,” said Gary Moore, incoming Director for Finjan. “Throughout my career I have led companies towards global expansion and ultimately increased shareholder value. I look forward to fostering Finjan’s 20-year history in the cybersecurity space and building upon the growth opportunities ahead.”
Gary will fill a vacancy on Finjan’s Board of Directors created following the resignation of Michael Eisenberg, a general partner at Benchmark Capital and now partner of Aleph, a Tel Aviv based early-stage venture fund. Michael has been a director of Finjan Holdings since it became a public company in June of 2013 and an investor of Finjan’s subsidiary, Finjan, Inc. since 2003.
“I have thoroughly enjoyed my twelve years of service on Finjan’s board and continue to believe the company has a bright future ahead with its growth initiatives,” said Michael Eisenberg. “Now is the right time for me to hand over the reins to focus on my venture interests and I know I am leaving my position in very capable hands with the appointment of Gary Moore.”
“We would like to thank Michael for his countless contributions to the Finjan board and his mentoring of the company over the past twelve years. His venture background and leadership in the Compensation and Nominating & Corporate Governance Committees have been invaluable and will be greatly missed,” said Daniel Chinn.

About Gary Moore
Mr. Moore served most recently as President and COO of Cisco, a position he held since 2012. He was named Cisco’s first COO in 2011. He joined Cisco in 2001 as the Senior Vice President of the Advanced Services Division ultimately overseeing an $11 billion business. Prior to joining Cisco, Mr. Moore was President and CEO of Netigy, a network consulting business. During his 22-month tenure he led Netigy through significant growth by meaningfully expanding its infrastructure and ultimately creating a global organization. Mr. Moore began his career at Electronic Data Systems (EDS) where he held a number of executive roles during his 26-year career. Among his many contributions, he created and grew the E.solutions global business unit to more than 20,000 employees generating over $2 billion in revenue, labeling it as the company’s fastest growing organization. Additionally, he was a member of the EDS Global Operations Council where he was responsible for multiple business units including manufacturing, retail and distribution customers of Hitachi Data Systems.

Gary currently lectures at The Ohio State University Fisher School of Business as an executive in residence. He serves on KLA Tencor’s board as a member of the compensation committee. His past board involvement includes VCE, Smithsonian, Unigraphic Solutions, A.T. Kearney, Japan Systems Limited and Hitachi Data Systems. Mr. Moore’s experience also includes a four-year tour of duty with the U.S. Army.

ABOUT FINJAN
Established nearly 20 years ago, Finjan is a globally recognized leader in cybersecurity. Finjan’s inventions are embedded within a strong portfolio of patents focusing on software and hardware technologies capable of proactively detecting previously unknown and emerging threats on a real-time, behavior-based basis. Finjan continues to grow through investments in innovation, strategic acquisitions, and partnerships promoting economic advancement and job creation. For more information, please visit www.finjan.com.

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Media Contact:
Nicholas Gaffney | Zumado Public Relations
(415) 732-7801 | ngaffney@zumado.com

Investor Contact:
Vanessa Winter | Finjan
Alan Sheinwald or Valter Pinto | Capital Markets Group LLC
(650) 282-3245 | investors@finjan.com